Psychemedics Corporation Announces Second Quarter Profits

DECLARES 15th YEAR OF CONSECUTIVE QUARTERLY DIVIDENDS

ACTON, Mass., Aug. 10, 2011 /PRNewswire/ -- Psychemedics Corporation (NASDAQ:PMD) today announced second quarter financial results for the period ended June 30, 2011. The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of August 22, 2011 to be paid on September 2, 2011. This will be the Company's 60th consecutive quarterly dividend.

The Company's revenue for the quarter ended June 30, 2011 was $6.2 million versus $5.4 million for the quarter ended June 30, 2010, an increase of 15%. Net income for the quarter ended June 30, 2011 was $1.1 million or $0.21 per diluted share, versus $873 thousand or $0.17 per diluted share, for the comparable period last year, an increase of 25%. The Company's revenue for the six months ended June 30, 2011 was $12.2 million, as compared to $9.9 million for the comparable period of 2010, an increase of 23%. Net income for the six months ended June 30, 2011 was $2.0 million or $0.37 per diluted share, as compared to last year during which the Company earned $1.4 million or $0.26 per diluted share, an increase of 43%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"Our second quarter results were strong, particularly since we were comparing against our highest growth quarter last year. New business was exceptionally healthy in the quarter. We continued to have robust margins including a 28% pre-tax margin. While we maintained tight cost control, we continue to make investments in sales and marketing.

We continue to have a strong balance sheet with more than $4.6 million in cash, cash equivalents and short-term investments and no long term debt. Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.

Therefore, the Board has declared a $0.12 dividend for the quarter. This is our 60th consecutive quarterly dividend, which represents a major milestone of paying a dividend for the last 15 years straight. In addition, we continue to have a buyback program in place."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues	$6,227,785	$5,422,120	$12,227,524	$9,886,363
Cost of revenues	2,489,193	2,042,225	4,872,219	3,952,879

Gross profit	3,738,592	3,379,895	7,355,305	5,933,484

Operating expenses:
General & administrative	909,395	938,269	1,879,459	1,909,883
Marketing & selling	950,178	751,746	1,964,295	1,375,377
Research & development	121,053	125,429	263,504	247,911

Total operating expenses	1,980,626	1,815,444	4,107,258	3,533,171

Operating income	1,757,966	1,564,451	3,248,047	2,400,313
Interest income	1,812	6,306	4,017	14,482

Net income before provision for income taxes	1,759,778	1,570,757	3,252,064	2,414,795

Provision for income taxes	666,556	697,817	1,300,354	1,035,432

Net income	$1,093,222	$872,940	$1,951,710	$1,379,363

Basic net income per share	$0.21	$0.17	$0.37	$0.27

Diluted net income per share	$0.21	$0.17	$0.37	$0.26

Dividends declared per share	$0.12	$0.12	$0.24	$0.24

Weighted average common shares outstanding, basic	5,233,200	5,206,085	5,222,665	5,201,741

Weighted average common shares outstanding, diluted	5,241,510	5,219,845	5,231,790	5,212,949

PSYCHEMEDICS CORPORATION BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$2,618,313	$3,720,488
Short-term investments	2,020,231	2,018,452
Accounts receivable, net of allowance for doubtful accounts	5,055,636	3,905,821
of $136,279 in 2011 and $119,295 in 2010
Prepaid expenses and other current assets	839,790	700,822
Deferred tax assets	316,231	239,831

Total Current Assets	10,850,201	10,585,414

Fixed Assets:
Equipment & leasehold improvements	12,275,884	11,730,866
Less accumulated depreciation	(10,831,343)	(10,663,996)

Net Fixed Assets	1,444,541	1,066,870

Other Assets	179,425	114,037

Total Assets	$ 12,474,167	$ 11,766,321

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$411,632	$699,833
Accrued expenses	1,502,162	1,302,370
Deferred revenue	11,430	16,605

Total Current Liabilities	1,925,224	2,018,808

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
5,903,552 shares issued in 2011 and 5,877,358 shares issued 2010	29,518	29,387
Paid-in capital	27,868,608	27,764,992
Accumulated deficit	(7,289,785)	(7,987,468)
Less - Treasury stock, at cost, 665,345 shares in 2011 and 2010	(10,059,398)	(10,059,398)

Total Shareholders' Equity	10,548,943	9,747,513

Total Liabilities and Shareholders' Equity	$12,474,167	$11,766,321

Contact:
Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com